UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Family Dollar Stores, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-0942963
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A originally filed by Family Dollar Stores, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on June 9, 2014 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement (the “Rights Agreement”), dated as of June 9, 2014 between the Company and American Stock Transfer & Trust Company, LLC, as the Rights Agent (the “Rights Agent”).

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On July 27, 2014, the Company and the Rights Agent executed an Amendment No. 1 to the Rights Agreement (the “Rights Amendment”) in connection with the execution and delivery of the Agreement and Plan of Merger (the “Merger Agreement”) by and among Dollar Tree Inc., a Virginia corporation (“Parent”), Dime Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Merger Agreement, the Voting and Support Agreement, dated as of July 27, 2014 (the “Trian Voting and Support Agreement”), by and among Parent, Trian Partners L.P., Trian Parents Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management, L.P. and Edward P. Garden and the Voting and Support Agreement, dated as of July 27, 2014 (the “Levine Voting and Support Agreement,” and together with the Trian Voting and Support Agreement, the “Voting and Support Agreements”), by and among Parent, Howard Russell Levine, Declaration of Trust between Leon Levine, Grantor, and Leon Levine, Trustee, dated July 12, 1971 for the benefit of Howard Russell Levine and Trust Agreement between Leon Levine, Grantor, and Bank of America, N.A. (formerly North Carolina National Bank), Trustee, dated October 6, 1972 for the benefit of Howard Russell Levine and the transactions contemplated thereby, including the Merger.

Specifically, the Rights Amendment, among other matters, ensures that none of the (a) the approval, execution, delivery and performance of the Merger Agreement, (b) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (c) the approval, execution, delivery or performance of the Voting and Support Agreements, (d) the actions taken pursuant to one or both of the Voting and Support Agreements, or (e) the public announcement of any of the foregoing (each, a “Merger Exempt Event”) will result in any of Parent, Merger Sub, any party to the Voting Support Agreements or any Affiliates or Associates thereto being deemed an “Acquiring Person”.

The Rights Amendment also provides that none of a Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date or a Distribution Date shall occur, and “Rights” will not separate from shares of the Company’s Common Stock, or become exercisable, by reason of any Merger Exempt Event.

Additionally, the Rights Amendment amends the Final Expiration Date to provide that the Rights Agreement will expire on the earlier of 5:00 P.M., New York City time on June 8, 2015 and immediately prior to the Effective Time (as defined in the Merger Agreement), unless the Rights Agreement is earlier terminated or such date is extended or the Rights are earlier redeemed or exchanged by the Company as described above. The Rights Amendment will be of no further force or effect in the event of the termination of the Merger Agreement, and the Rights Agreement will be the same as if it existed immediately prior to the Rights Amendment.

The Rights Agreement and the Rights Amendment are filed as Exhibits 1 and 2, respectively, to this Amendment No. 1 to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

ITEM 2. EXHIBITS

1	Rights Agreement, dated as of June 9, 2014, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 9, 2014).

2	Amendment No. 1 to the Rights Agreement, dated as of July 27, 2014, between Family Dollar Stores, Inc. and American Stock Transfer & Trust Company, LLC, (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated July 28, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: July 28, 2014	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President, General Counsel and Secretary

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